Exhibits 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2009

•	Revenues: $2.52 billion (up 8%) for fourth quarter, $10.07 billion (up 13%) for fiscal year

•	Operating Income: $208 million (up 21%) for fourth quarter, $776 million (up 15%) for fiscal year

•	Diluted EPS from Continuing Operations: $0.30 (up 20%) for fourth quarter, $1.10 (up 17%) for fiscal year

(SAN DIEGO, CA and MCLEAN, VA) – March 25, 2009 – SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the fourth quarter and fiscal year 2009, which ended January 31, 2009.

“I am extremely pleased that we have reached the $10 billion annual revenue milestone as we simultaneously celebrate our 40th year anniversary,” said Ken Dahlberg, SAIC chairman and chief executive officer. “This year we accelerated revenue growth and expanded our operating margins, while investing to build a strong foundation for our future. We believe that our scale and focus on innovative solutions that enable our customers to meet their missions are true differentiators that will continue to drive performance.”

Summary Operating Results

Revenues for the quarter were $2.52 billion, up 8 percent from $2.33 billion in the fourth quarter of fiscal year 2008. Revenues for the year were $10.07 billion, up 13 percent from $8.93 billion in fiscal year 2008. Internal, or non-acquisition, growth represented 7 percentage points of the consolidated growth for the quarter and 10 percentage points of the consolidated growth for the fiscal year. Key drivers of internal growth included logistics, information collection and security, and defense information technology, which offset weakness in our commercial business.

Operating income for the quarter was $208 million (8.3 percent of revenue), up 21 percent from $172 million (7.4 percent of revenue) in the fourth quarter of fiscal year 2008. Growth in quarterly operating margin percentage was driven by improved contract performance, a more efficient indirect cost structure, more shipments of higher margin border and port security products, and the absence of facilities consolidation costs that were incurred in the prior year quarter. Full-year operating income was $776 million (7.7 percent of revenue), up 15 percent from $673 million (7.5 percent of revenue) in fiscal year 2008.

Income from continuing operations for the quarter was $119 million, up 14 percent from $104 million in the fourth quarter of fiscal year 2008. Income from continuing operations grew more slowly than operating income primarily because of an $8 million reduction in interest income net of interest expense and $13 million of impairments on several equity investments partially offset by a lower tax rate resulting from a number of adjustments and credits. Full-year income from continuing operations was $447 million, up 15 percent from $390 million in fiscal year 2008.

Diluted earnings per share from continuing operations for the quarter were $0.30, up 20 percent from $0.25 in the fourth quarter of fiscal year 2008, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 402 million, down 3 percent from 416 million in the fourth quarter of fiscal year 2008, due primarily to share repurchases made throughout the year. Diluted earnings per share from continuing operations for the year were $1.10, up 17 percent from $0.94 in fiscal year 2008.

Diluted earnings per share, which include discontinued operations, were $0.30 for the quarter, up 25 percent from $0.24 in the fourth quarter of fiscal year 2008. Diluted earnings per share for the year were $1.12, up 12 percent from $1.00 in fiscal year 2008. Discontinued operations include: the divisions of the former majority-owned subsidiary AMSEC LLC, which were divested in the second quarter of fiscal year 2008; Telcordia Technologies, Inc., which was sold in the first quarter of fiscal year 2006; and the Applied Marine Technology, Inc. (AMTI) products business, which was sold subsequent to January 31, 2009.

Cash Generation and Capital Deployment

Cash flow from operations for the quarter was $153 million (or 1.3 times income from continuing operations), up 28 percent from $120 million in the fourth quarter of fiscal year 2008. Cash collections continued to be strong as days sales outstanding (DSO) were 68 days, an improvement of one day sequentially and five days year-over-year. For the year, cash flow from operations was $583 million, up 68 percent from $346 million in fiscal year 2008.

During the quarter, the company used $16 million to repurchase approximately 0.9 million shares including 0.5 million under the company’s stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. Whether any future repurchases are made and the timing and actual number of shares repurchased under the stock repurchase program will depend on a variety of factors, including share price, corporate capital requirements, and other market conditions. As of January 31, 2009, the company had $936 million in cash and cash equivalents and $1.1 billion in long-term debt.

Mark Sopp, SAIC chief financial officer commented, “In fiscal year 2009, we were able to post strong and balanced growth over the prior year and meet or exceed our three long-term financial targets for revenue growth, operating margin expansion, and earnings per share growth. Equally important in this market environment, effective working capital management generated strong operating and net cash flow, which has further built our financial strength heading into fiscal 2010. We believe that SAIC’s conservative financial posture is a key differentiator during the current period of economic uncertainty as well as a major strategic asset.”

New Business Awards

Net new business bookings totaled $2.2 billion in the fourth quarter and $11.8 billion for the fiscal year, representing a book-to-bill ratio of 0.9 and 1.2 for the fourth quarter and fiscal year, respectively. Net bookings are calculated as the current period ending backlog plus the current period’s revenue less prior period ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

Large, competitive definite delivery contract awards received during the quarter include:

•

Military Mobile VACIS(R) Sales. SAIC received a $97 million order from the U.S. Army for Military Mobile VACIS inspection systems plus associated maintenance services. The systems produce digital images of the contents of vehicles and cargo for analysis, enabling Army personnel to search for weapons, explosives and other threats.

•

Kennedy Space Center (KSC) Ground Operations Project Office Support. Under a five-year, $69 million contract awarded by the National Aeronautics and Space Administration (NASA), SAIC will provide engineering and technical services to the KSC Ground Operations Project Office in support of the Constellation Program.

•

interactive Personnel Electronic Records Management System (iPERMS). SAIC was awarded a $48 million, five-year task order to provide information technology (IT) and information management services to the U.S. Army Human Resource Command in support of the iPERMS. The system is used to maintain, retrieve, and transfer military personnel files, and provides on-line access and display of document images in a web-based environment. Under the task order, SAIC will provide services including program management, customer support, enterprise architecture and planning, information assurance and system integration.

In addition, SAIC also won several indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in net bookings. The most notable IDIQ awards during the quarter were:

•

Energy Savings Performance Contracts (ESPCs). SAIC was awarded multiple-award ESPCs by two federal agencies to design, construct, and obtain financing for projects that will reduce energy and water consumption and costs and promote the use of renewable energy technologies across federal agencies. The U.S. Department of Energy contract has a nine-year period of performance and a total contract ceiling of $5 billion if all options are exercised, and the U.S. Army Corp of Engineers contract has a ten-year period of performance and a total contract ceiling of $50 million if all options are exercised.

•

Biometrics Operations and Support Services Unrestricted (BOSS-U) Program. SAIC was awarded a contract by the Army’s Biometrics Task Force to provide biometrics support services in support of the BOSS-U program. The multiple-award contract has a five-year period of performance and a total contract ceiling of $497 million for all awardees.

•

Library of Congress (LOC) IT Services. Under a single-award, five-year, $85 million contract, SAIC will provide IT services for the LOC’s Customer Support Services program. Services will include developing solutions to technology and centralization challenges, conducting technology assessments, and performing load and other types of testing.

The company’s backlog of signed business orders at the end of fiscal year 2009 was $16.8 billion, of which $5.6 billion was funded. As compared to the end of fiscal year 2008, total backlog increased 12 percent and funded backlog increased 11 percent. The negotiated unfunded backlog of $11.2 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

SAIC enters fiscal year 2010 with a healthy backlog and a strong market position. Absent unexpected disruptions in government funding, the company currently expects to achieve all of its long-term, average annual financial goals in fiscal year 2010:

•	Growing revenue internally in the six percent to nine percent range;

•	Improving operating margin by 20 to 30 basis points until reaching a sustainable level between eight percent and nine percent; and

•	Growing earnings per share from 11 percent to 18 percent, varying with internal financial performance, and volume of acquisitions and share repurchases.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. SAIC had annual revenues of $10.1 billion for its fiscal year ended January 31, 2009. For more information, visit www.saic.com.

SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-

looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission (SEC), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Forms 10-K and 10-K/A and quarterly report on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of March 25, 2009. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

Media Relations:

Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31		Year Ended January 31
	2009	2008	2009	2008	2007
Revenues	$2,518	$2,333	$10,070	$8,926	$8,060
Costs and expenses:
Cost of revenues	2,163	2,010	8,692	7,686	6,974
Selling, general and administrative expenses	147	151	602	567	514

Operating income	208	172	776	673	572
Non-operating income (expense):
Interest income	2	14	20	56	116
Interest expense	(19)	(23)	(78)	(90)	(92)
Minority interest in income of consolidated subsidiaries	—	—	—	(3)	(5)
Other income (expense), net	(10)	1	(15)	(3)	5

Income from continuing operations before income taxes	181	164	703	633	596
Provision for income taxes	(62)	(60)	(256)	(243)	(231)

Income from continuing operations	119	104	447	390	365
Discontinued operations:
Income (loss) from discontinued operations before minority interest in income of consolidated subsidiaries and income taxes	1	(8)	(19)	33	40
Minority interest in income of consolidated subsidiaries	—	—	—	(2)	(9)
Benefit (provision) for income taxes	—	3	24	(5)	(6)

Income (loss) from discontinued operations	1	(5)	5	26	25

Net income	$120	$99	$452	$416	$390

Earnings per share:
Basic:
Income from continuing operations	$0.30	$0.26	$1.13	$0.97	$1.04
Income (loss) from discontinued operations	0.01	(0.01)	0.01	0.06	0.07

	$0.31	$0.25	$1.14	$1.03	$1.11

Diluted:
Income from continuing operations	$0.30	$0.25	$1.10	$0.94	$1.00
Income (loss) from discontinued operations	—	(0.01)	0.02	0.06	0.07

	$0.30	$0.24	$1.12	$1.00	$1.07

Weighted average shares outstanding:
Basic	393	403	395	404	352

Diluted	402	416	405	417	364

SAIC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	January 31, 2009	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$936	$1,096
Receivables, net	1,889	1,884
Inventory, prepaid expenses and other current assets	385	252
Assets of discontinued operations	7	15

Total current assets	3,217	3,247
Property, plant and equipment, net	357	392
Intangible assets, net	88	94
Goodwill	1,249	1,076
Deferred income taxes	86	71
Other assets	51	101

	$5,048	$4,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,178	$1,109
Accrued payroll and employee benefits	487	562
Income taxes payable	—	64
Notes payable and long-term debt, current portion	17	130
Liabilities of discontinued operations	1	2

Total current liabilities	1,683	1,867
Notes payable and long-term debt, net of current portion	1,099	1,098
Other long-term liabilities	182	148
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	1,950	1,804
Retained earnings	183	87
Accumulated other comprehensive loss	(49)	(23)

Total stockholders’ equity	2,084	1,868

	$5,048	$4,981

SAIC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended January 31		Year Ended January 31
	2009	2008	2009	2008	2007
Cash flows from operations:
Net income	$120	$99	$452	$416	$390
Loss (income) from discontinued operations	(1)	5	(5)	(26)	(25)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	24	22	89	77	71
Stock-based compensation	25	21	94	89	64
Excess tax benefits from stock-based compensation	(4)	(13)	(56)	(64)	(9)
Impairment losses	13	6	29	13	1
Other items	3	3	(3)	11	21
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	116	(43)	4	(237)	(68)
Inventory, prepaid expenses and other current assets	(23)	(25)	(82)	(45)	8
Deferred income taxes	4	1	4	(4)	3
Other assets	4	(7)	(3)	(5)	2
Accounts payable and accrued liabilities	(33)	(5)	67	46	33
Accrued payroll and employee benefits	(119)	56	(73)	54	97
Income taxes payable	8	1	43	28	108
Other long-term liabilities	16	(1)	23	(7)	(3)

Total cash flows provided by operations	153	120	583	346	693
Cash flows from investing activities:
Expenditures for property, plant and equipment	(14)	(19)	(59)	(61)	(73)
Acquisition of businesses, net of cash acquired	—	—	(201)	(144)	(377)
Payments for businesses acquired in previous years	1	—	(3)	(1)	(1)
Purchases of marketable securities available-for-sale	—	—	—	—	(4,258)
Proceeds from sales and maturities of marketable securities available-for-sale	—	—	—	—	5,917
Other	(1)	(6)	14	3	3

Total cash flows provided by (used in) investing activities	(14)	(25)	(249)	(203)	1,211
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(1)	(113)	(10)	(20)
Sales of stock through initial public offering	—	—	—	—	1,243
Sales of stock and exercise of stock options	12	19	76	98	100
Repurchases of stock	(16)	(39)	(445)	(309)	(724)
Payment of a special dividend	—	—	(1)	(2)	(2,439)
Excess tax benefits from stock-based compensation	4	13	56	64	9
Other	—	1	—	2	(2)

Total cash flows used in financing activities	(1)	(7)	(427)	(157)	(1,833)

Increase (decrease) in cash and cash equivalents from continuing operations	138	88	(93)	(14)	71

Cash flows of discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	(8)	2	(41)	(4)	22
Cash provided by (used in) investing activities of discontinued operations	(2)	(5)	(10)	1	15
Cash used in financing activities of discontinued operations	—	—	—	—	(30)

Increase (decrease) in cash and cash equivalents from discontinued operations	(10)	(3)	(51)	(3)	7

Effect of foreign exchange rate changes on cash and cash equivalents	(4)	—	(16)	—	—

Total increase (decrease) in cash and cash equivalents	124	85	(160)	(17)	78

Cash and cash equivalents at beginning of period - continuing operations	812	1,011	1,096	1,109	1,001
Cash and cash equivalents at beginning of period - discontinued operations	—	—	—	4	34

Cash and cash equivalents at beginning of period	812	1,011	1,096	1,113	1,035

Cash and cash equivalents at end of period - continuing operations	936	1,096	936	1,096	1,109
Cash and cash equivalents at end of period - discontinued operations	—	—	—	—	4

Cash and cash equivalents at end of period	$936	$1,096	$936	$1,096	$1,113

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS

(NON-GAAP RECONCILIATION)

Reconciliation of Non-GAAP Financial Measures

In this release, we refer to our internal revenue growth percentage, which may be considered a non-GAAP financial measure. We calculate our internal revenue growth percentage by comparing our reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to our prior year period reported revenue. We use internal revenue growth percentage to monitor and evaluate our performance, and it is presented in this release because we believe that it allows investors to understand the portion of our revenue growth that is attributed to acquired businesses as compared to our internal revenue growth. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. The method that we use to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies. Internal revenue growth percentages for the fourth quarter and fiscal 2009 are calculated as follows:

	Three Months Ended January 31	Year Ended January 31
	2009	2009
Prior year period’s revenues, as reported	$2,333	$8,926
Revenues of acquired businesses for the comparable prior year period	29	220

Prior year period’s revenues, as adjusted	$2,362	$9,146
Current year period’s revenues, as reported	2,518	10,070

Internal revenue growth	$156	$924

Internal revenue growth percentage	7%	10%